NEWS RELEASE
FOR IMMEDIATE RELEASE

TEREX COMPLETES AMENDMENT AND REPRICING OF TERM LOAN

WESTPORT, CT, October 12, 2012 -- Terex Corporation (NYSE: TEX) today announced it has completed an amendment to its credit facility that is expected to reduce annual interest cost by approximately $7 million. As a result of this amendment, the Company's U.S. Dollar denominated term loans will be priced at LIBOR plus 3.5% with a 1% LIBOR floor and the Company's Euro denominated term loans, at EURIBOR plus 4% with a 1% EURIBOR floor. As of June 30, 2012, the Company had $453 million of U.S. Dollar denominated term loans outstanding, priced at LIBOR plus 4% with a 1.5% LIBOR floor and $249 million of Euro denominated term loans outstanding, priced at EURIBOR plus 4.5% with a 1.5% EURIBOR floor. These loans were originally issued in August 2011.

Additionally, the amendment to the credit agreement also provides, among other things, reduced pricing on performance guarantees and greater flexibility for the Company in issuing additional debt under the credit agreement.

Phil Widman, Senior Vice President and Chief Financial Officer commented, “This is another step in our continued efforts to improve our debt structure, both through eliminating and reducing the cost of our high interest debt.” As previously disclosed, during the third quarter of 2012, the Company also purchased approximately 25% of the principal amount outstanding of its 4% Convertible Notes and completed the redemption of $300 million of its 10-7/8% Senior Notes.

Contact Information:
Tom Gelston
Vice President, Investor Relations
Phone: (203) 222-5943
Email: thomas.gelston@terex.com

About Terex
Terex Corporation is a diversified global manufacturer reporting in five business segments: Aerial Work Platforms, Construction, Cranes, Material Handling & Port Solutions and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, manufacturing, mining, shipping, transportation, refining, energy and utility industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website to make information available to its investors and the market at www.terex.com

Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976